Exhibit 10.36

[Company Letterhead]

REVISED

December 17, 2013

Steven B. Bernitz

29 Day Street

Somerville, MA 02144

Dear Steve:

On behalf of Synta Pharmaceuticals, I am pleased to offer you the position of Senior Vice President, Corporate Development reporting to Safi Bahcall, President and Chief Executive Officer for Synta Pharmaceuticals Corp. (hereinafter “Synta Pharmaceuticals” or the “Company”).

1.                                      Effective Date:  The effective date of your employment is TBD.

2.                                      Compensation:  Your initial base salary will be $315,000.00 annually, payable at a semi-monthly rate of $13,125.00, from which all applicable taxes and other customary employment-related deductions will be taken.

For the first annual performance review following your hire date, all pay-for-performance compensation (such as merit increases, bonuses and annual stock option grants) will be pro-rated to reflect your start date and the percentage of the calendar year that you worked.  Employees who start after September 30th will not be included in the performance review for that calendar year.

3.                                      Bonus:  You will be eligible to receive an annual, discretionary performance based bonus.  This cash bonus, for fully meeting and exceeding expectations under the Company’s bonus program, is expected to be at a target level of 40% of your base salary.  Such bonus, if any, will be granted at the discretion of the Company’s Board of Directors and will be paid to you by no later than March 15th of the calendar year immediately following the calendar year in which it was earned.

4.                                      Stock Option:  You will be granted an incentive stock option to purchase 150,000 shares of the Company’s common stock pursuant to the terms of the Synta Pharmaceuticals Corp. 2006 Stock Plan (the “Plan”) and formal stock option agreement.  All stock option grants shall be priced at the fair market value (as defined in the 2006 plan) on the grant date and are subject to a vesting schedule over four years (25% vest on the first year anniversary of your hire date and the remainder in equal portions quarterly over the next three years).  If there is a conflict between the terms of the Plan, a copy of which will be provided to you with the grant, and any stock option agreement, the terms of the Plan will control.

You will also be granted 25,000 restricted shares of the Company’s common stock pursuant to the terms of the Plan and a formal restricted share agreement to be executed by you pursuant thereto.  These restricted shares shall be subject to the following vesting schedule:  50% vest on the second anniversary of your hire date and the remainder on the third anniversary of your hire date.  If there is conflict between the terms of the Plan, a copy of which will be provided to you with the grant, and any restricted share agreement, the terms of the Plan will control.

5.                                      Severance and Change of Control:  Please refer to the document included with this offer of employment entitled Severance and Change of Control Agreement, a copy of which is attached hereto as Exhibit B.

6.                                      Benefits:  As a full-time employee, you will be eligible to participate in certain Company-sponsored benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure.  All benefits may be changed or modified from time to time at the Company’s sole discretion.

7.                                      Employment Period:  Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

8.                                      Contingencies:  Our employment offer to you is contingent upon (1) your execution of the standard form of Non-Competition, Confidentiality and Inventions Agreement (a copy of which is attached hereto as Exhibit A); (2) your ability, as required under federal law, to establish your employment eligibility as a U.S. citizen, a lawful permanent resident of the U.S. or an individual specifically authorized for employment by the Immigration and Naturalization Service; and (3) completion of a satisfactory background check.  If any of the foregoing conditions are not met, this employment offer shall be null and void.

9.                                      Jurisdiction and Waiver:  In the case of any dispute, this offer of employment shall be interpreted under the laws of the Commonwealth of Massachusetts.  By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved in a court of competent jurisdiction in Massachusetts by a judge alone, and you knowingly waive and forever renounce your right to a trial before a civil jury; provided, however, that any claims related to the terms of the Severance and Change of Control Agreement shall be resolved in the arbitration forum specified in that agreement.

10.                               Orientation:  On your first day of employment, please arrive at 45 Hartwell Avenue at 8:30am for benefits enrollment with Human Resources.

Steve, we are very enthusiastic and looking forward to your joining us as a Synta Pharmaceuticals employee.  Please indicate your acceptance of the foregoing by signing one enclosed copy of this letter and returning it to Art McMahon by no later than Wednesday, December 18, 2013.  After that date, this offer will lapse.  If you need additional time to respond to this offer, please let us know immediately.

Sincerely,

SYNTA PHARMACEUTICALS CORP.

/s/ Safi Bahcall, Ph.D.
Safi Bahcall, Ph.D.
Director, President and Chief Executive Officer

Agreed to and accepted:

Name:	/s/ Steven B. Bernitz	Date:	12/18/13
Steven B. Bernitz